Exhibit 99.1

NEWS RELEASE

Contact:	Alliance Data Tiffany Louder – Investor Relations Alliance Data 214.494.3048 tiffany.louder@alliancedata.com Shelley Whiddon – Media 214.494.3811 Shelley.whiddon@alliancedata.com	Epsilon Britta Petersen – Media 773-796-5434 britta.petersen@epsilon.com

ALLIANCE DATA'S EPSILON EXPANDS RELATIONSHIP WITH LEADING
TECHNOLOGY CLIENT; LAUNCHES GLOBAL LOYALTY PROGRAM

Loyalty Program Provides Consumers and Small Businesses with Rewards, Exclusive
Offers and Other Perks to Drive Sales, Brand Engagement

PLANO, Texas – October 4, 2018 – Epsilon®, an Alliance Data (NYSE: ADS) company, today announced the output of their long-term partnership with global technology leader Dell for loyalty marketing services. Epsilon has been providing permission-based email marketing services to Dell since 2010. As part of the latest agreement, Epsilon is leveraging its Agility Loyalty® platform to launch the Dell Advantage Rewards loyalty program globally.

Epsilon is responsible for building, launching and managing the new Dell Advantage Rewards loyalty program across the United States, Brazil and Canada, with plans to expand to other countries. The loyalty program will share personalized communications with potential and existing customers based on a variety of insights. Epsilon is fully managing the program's technology through its industry-leading Agility Loyalty platform and integrated third-party tools.

By introducing a robust global loyalty program, Dell's marketing communications across channels such as email, direct mail and online media will help Dell drive higher return on investment, deeper engagement and improved customer experiences. Customers who are part of the Dell Advantage Rewards program will receive great benefits including money back, exclusive offers, expedited shipping and other perks.

"Dell Advantage Rewards exemplifies our vision for customer value, personalization and engagement," said Roel Canare, director of loyalty and CRM at Dell. "Epsilon has been a valuable partner to Dell for many years, and working with a single provider who can address both our consumer and business-to-business markets across loyalty, email and database marketing has been critical to our success."

"The tenure and growth of our relationship with Dell is a testament to our ability to help them reach their customers in the right channels to create lasting and impactful connections," said Bryan Kennedy, chief executive officer at Epsilon and Conversant. "A global leader in their space, we're proud to have contributed to Dell's success and look forward to driving more customer loyalty across the world through the launch of Dell Advantage Rewards."

About Epsilon
Epsilon® is an all-encompassing global marketing innovator. We provide unrivaled data intelligence and customer insights, world-class technology including loyalty, email and CRM platforms and data-driven creative, activation and execution. Epsilon's digital media arm, Conversant®, is a leader in personalized digital advertising and insights through its proprietary technology and trove of consumer marketing data, delivering digital marketing with unprecedented scale, accuracy and reach through personalized media programs and through CJ AffiliateTM, one of the world's largest affiliate marketing networks. Together, we bring personalized marketing to consumers across offline and online channels, at moments of interest, that help drive business growth for brands. An Alliance Data® company, Epsilon employs over 8,000 associates in 70 offices worldwide. For more information, visit www.epsilon.com and follow us on Twitter @EpsilonMktg.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ approximately 20,000 associates at more than 100 locations worldwide.

Alliance Data's card services business is a provider of market-leading private label, co-brand, and business credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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